Exhibit 99.1

Oakley Agrees to Acquire Eye Safety Systems, Inc.

Acquisition Expands Company's Military Optics Business

FOOTHILL RANCH, Calif., Nov. 22, 2006 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced it has signed a definitive agreement to acquire essentially all the assets of Eye Safety Systems, Inc. (ESS), one of the world's largest suppliers of military, law enforcement and firefighting protective eyewear, for $110 million cash.

"This acquisition represents another major step for Oakley in our strategy to accelerate growth in our core optics business," said Scott Olivet, chief executive officer, Oakley, Inc. "ESS's brand and company reputation, strong goggle business, and breadth of distribution across military, fire fighting and law enforcement channels complement our existing military eyewear platform.

"Oakley is at its best when we work to solve the most difficult problems of the world's most demanding users -- the exact same thing can be said of ESS," continued Olivet. "By joining forces, we are combining two individually strong brands with remarkably similar core values, enhancing both of our abilities to provide the best product and highest quality service possible."

"This represents an exceptional and timely opportunity for both ESS and Oakley. We believe that Oakley's design excellence, financial resources and international infrastructure will allow ESS to significantly expand its presence in the global protective eyewear markets," said John Dondero, founder and president, Eye Safety Systems, Inc. "Our management team is enthusiastic about this transaction and believes this combination is an excellent step forward for our customers, employees, and most importantly the military, fire fighting and law enforcement professionals who rely daily on our eye protection equipment in their challenging work environments."

"We are extremely proud of our military heritage and excited to combine a shared commitment to product research and development, advanced technology and excellent support for this important channel," said Erick Poston, military business unit manager, Oakley, Inc. "ESS enables us to create a much broader product and distribution platform capable of enhancing service to our existing customers and creating potential for future growth."

The acquisition's $110 million cash purchase price is subject to certain indemnities and post-close adjustments. Subject to customary closing conditions, the company expects the acquisition to be closed during the first half of 2007. Upon closing, the company expects the acquisition to be immediately accretive and estimates a partial year contribution of approximately $30 million to sales and approximately $0.05 earnings per share in 2007. Dondero will continue to lead the development and expansion of the business as its president.

About Eye Safety Systems, Inc.

Eye Safety Systems, Inc. (ESS) creates advanced eye protection systems for military, fire fighting and law enforcement professionals. Designed for the planet's most hostile and unforgiving environments, ESS products ensure peak performance and uncompromised eye safety. Headquartered in Sun Valley, Idaho, ESS is a leader in eyewear sold to the U.S. military and firefighting markets. ESS eyewear is sold in more than 80 countries. For more information, please visit www.essgoggles.com.

About Oakley, Inc.

Oakley is a worldwide leader in performance optics including premium sunglasses, goggles, and prescription eyewear. Headquartered in Southern California, the company's optics brand portfolio includes Dragon, Fox Racing, Mosley Tribes, Oliver Peoples, and Paul Smith Spectacles. In addition to its worldwide wholesale business, the company operates retail locations including Oakley Stores, The Optical Shop of Aspen, and Sunglass Icon, the second largest sunglass specialty chain in the United States. The company also offers a wide selection of Oakley-branded apparel, footwear, watches and accessories. Additional information is available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "forward-looking statements" and "safe harbor" provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and are typically identified by the use of terms such as "look," "may," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements may be expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; execution of anticipated restructuring and realignment of product categories; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives. Additional factors are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company's Form 10-K for the year ended December 31, 2005 and as updated in the company's quarterly filings on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company is under no obligation, and expressly disclaims any obligation, to update or alter this forward-looking information.

CONTACT:  Oakley, Inc.
          Lance Allega, Director of Investor Relations
          949-672-6985
          lallega@oakley.com